INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment
No. 93 to Registration Statement No. 2-14213 of American Century Mutual Funds,
Inc. on Form N-1A of our reports dated December 8, 2000, appearing in the Annual
Reports of Growth Fund, Ultra Fund, Vista Fund, Heritage Fund, and High-Yield
Fund, five of the funds comprising American Century Mutual Funds, Inc. for the year ended October 31, 2000, in the Statement of Additional Information, which is part of this Registration Statement, and to the reference to us under the caption "Financial Highlights" in the Prospectuses, which is also part of such
Registration Statement.

/*/ Deloitte & Touche LLP
Deloitte & Touche LLP

Kansas City, Missouri
April 16, 2001